EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We have issued our report dated April 14, 2016, with respect to the financial statements of Harbortouch Payments LLC and subsidiaries as of December 31, 2015 and for the year then ended, included in the Annual Report of Prospect Capital Corporation on Form 10-K/A, dated October 19, 2016, for the year ended June 30, 2016. We hereby consent to the inclusion of said report in the Form 10-K/A, dated October 19, 2016.

/s/ MSPC
Certified Public Accountants and Advisors,
A Professional Corporation
Cranford, New Jersey
October 19, 2016